UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Date of report
                                November 2, 2005
                        (Date of earliest event reported)

                              CAVALIER HOMES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

     1-9792                                           63-0949734
     ------                                           ----------
(Commission File Number)                      (IRS Employer Identification No.)


  32 Wilson Boulevard 100
     Addison, Alabama                                 35540
     ----------------                                 -----
(Address of Principal Executive Offices)           (Zip Code)

                                 (256) 747-9800
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02         Results of Operations and Financial Condition.
                  ----------------------------------------------
        (a) On November 2, 2005, Cavalier Homes, Inc. (the "Company") announced its financial results for the quarter ended October 1, 2005. The full text of the press release is set forth in Exhibit 99.1 hereto. The information in this report, including the exhibit hereto, is deemed "furnished" not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01         Financial Statements and Exhibits.
                  ----------------------------------
        (c)       Exhibits

                            Exhibit 99.1 Press Release dated November 2, 2005.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                CAVALIER HOMES, INC.
                                                  (Registrant)


Date: November 2, 2005                   By     /s/ Michael R. Murphy
                                                -------------------------------
                                                    Michael R. Murphy
                                                    Its Chief Financial Officer

                                  Exhibit Index
                                  -------------
         Exhibit                            Description
         -------                            -----------
        99.1                   Text of Press Release dated November 2, 2005.

                                                                   EXHIBIT 99.1



                              From:                  CAVALIER HOMES, INC.
                              Approved by:           David Roberson
                              Subject:               Third Quarter Results
                              Contact:               Mike Murphy (256) 747-9800


               CAVALIER ANNOUNCES PROFITABLE THIRD QUARTER RESULTS

Addison, Ala. (November 2, 2005) - Cavalier Homes, Inc. (Amex: CAV) today announced financial results for the third quarter and nine months ended October 1, 2005. A summary of the Company's report follows (in thousands, except per share amounts):

                                                        Third Quarter Ended                 Nine Months Ended
                                                     -------------------------      -----------------------------
                                                    Oct. 1,           Sept. 25,          Oct. 1,         Sept. 25,
                                                      2005              2004              2005             2004
                                                   ---------        -----------      -----------       -----------
Revenue                                            $    57,185       $    60,003      $   174,153       $   158,124
                                                   ===========       ===========      ===========       ===========
Income (loss) before income taxes                        1,479               930             (359)           (1,913)
Income tax provision (benefit)                              11                14              (74)               23
Equity in earnings of equity-method
   investees                                               117               152              485               523
                                                   -----------       -----------      -----------       -----------
Net income (loss)                                  $     1,585       $     1,068      $       200       $    (1,413)
                                                   ===========       ===========      ===========       ===========
Net income (loss) per share,
   basic and diluted                               $      0.09       $     0.06       $      0.01       $    (0.08)
                                                   ===========       ==========       ===========       ==========
Weighted average shares outstanding:
   Basic                                                18,112            17,936           18,060            17,846
                                                   ===========       ===========      ===========       ===========
   Diluted                                              18,365            18,187           18,303            17,846
                                                   ===========       ===========      ===========       ===========









         Commenting on the announcement, David Roberson, President and Chief Executive Officer, said, "Although we have experienced solid growth in revenue and shipments through the first nine months of the year, our reported results for the third quarter show slight year-over-year declines in both of these areas. These differences were attributable largely to the disruptions in transportation and infrastructure caused by Hurricanes Katrina and Rita across Alabama, Louisiana, Mississippi and Texas, as well as to restrictions by the Federal Emergency Management Agency (FEMA) on its shipments, both of which prevented us from delivering a number of finished homes at the end of the quarter. Taking these disruptions into account, we believe the third quarter of 2005 showed a slight fundamental improvement over the year-earlier quarter, even as general market conditions remained quite challenging.

         "Importantly, while floor shipments eased somewhat against year-earlier levels, Cavalier was able to improve gross margins and continued to restrain the growth of selling, general and administrative expenses," Roberson continued. "As a result, net income for the third quarter increased 48% over the same period last year, showing continued earnings momentum compared with the first half of 2005. Now, having posted two consecutive profitable quarters and with an ongoing focus on maintaining this progress, we believe the Company remains on track to achieve our objective of back-to-back years of profitability in 2004 and 2005."

         As previously announced, Cavalier entered into contracts to build approximately 2,400 single-section homes for FEMA as part of its hurricane relief efforts. During the third quarter, Cavalier shipped 211 homes under these agreements, and all deliveries against these contracts are expected to be completed by mid-December. Last year, the Company had contracts to deliver 1,023 FEMA homes and shipped 309 homes under those agreements in the third quarter of 2004.

         "Clearly, with approximately 2,200 FEMA homes set to ship by mid-December - almost three times the amount we had in the fourth quarter last year - we anticipate a strong finish to 2005," Roberson added. "An increasing backlog from our normal dealer network also will be a factor in our expected fourth quarter growth. As we look beyond the end of 2005, we see both emerging opportunities and ongoing challenges. Because of the massive damage caused by hurricanes along the Gulf Coast and the resulting displacement of so many households, we believe the aftermath of these storms will result in ongoing demand for manufactured housing over the next 12 to 24 months. We do not base this view on further FEMA shipments beyond December 2005; rather, our assessment reflects the practical limitations on current site-built housing stock and the added pressure placed on conventional homebuilding resources that likely will occur in the devastated areas as rebuilding efforts gain traction. Coupled with this supply constraint, we think there will be a growing sense of urgency for many people as they seek to get their daily lives - including living arrangements - back to normal. We have plants in the region that can address that demand, and we are developing new products to enhance our competitive position as market-firming changes take place.

         "Together, we believe these forces will drive higher shipments next year, including modular products, and will position Cavalier to continue profitable operations in 2006," Roberson continued. "Of course, because of its nature, significant challenges will accompany this expansion. We already have encountered raw material supply issues because of the storms, with rapidly rising material and delivery costs and fears of allocation on many components. These pressures will likely increase over the foreseeable future. At the same time, the expected growth in our backlog, with extended build and delivery times, will make margin management more difficult. Longer term, we recognize that sustained growth in our industry depends on increased financial liquidity provided through purchase and floor plan lending. As lending practices become more disciplined on site-built homes, in light of steadily rising loan-to-value levels, we think America's considerable appetite for new housing will once again turn increasingly toward the quality and value that factory-built homes have always provided." Roberson noted that the Company recently reopened its plant in Winfield, Alabama, to support production for current FEMA homes. The plant is expected to remain open following the completion of those orders in light of the Company's expectation for stronger demand in the coming year.

         Revenue for the third quarter declined 5% from the same period last year. The change reflected primarily lower home manufacturing sales - the largest component of revenue, which fell 6% to $53,605,000 for the quarter versus $56,945,000 for the third quarter of 2004. Floor shipments declined 15% to 2,321 floors in the third quarter of 2005 versus 2,720 floors in the same period last year. Revenue from retail sales for the third quarter totaled $2,638,000, up 9% from the year-earlier quarter, primarily because of the addition of one new retail location during the past year. Financial services revenue increased 46% in the third quarter to $942,000 on higher installment loan sales.

         Gross profit for the third quarter increased 8%, or $825,000, to $11,333,000 from $10,508,000 in the year-earlier period. Gross margin improved to 19.8% in the third quarter versus 17.5% in the third quarter last year.
The improvements in gross profit and gross margin occurred as higher comparable selling prices began to recover the steady increases in raw material costs taking place over the past year.

         During the third quarter, selling, general and administrative expenses increased 4%, or $419,000, to $9,796,000 from $9,377,000 in the year-earlier period. Selling, general and administrative expenses were 17% of revenue in the third quarter of 2005 versus 16% in the third quarter of 2004. The Company had no impairment charges in the third quarter of 2005 or in the year-earlier period.

         Cavalier's revenue for the first nine months of 2005 rose 10% compared with the first nine months of 2004. Home manufacturing sales increased 10% to $164,822,000 for the year-to-date period versus $150,353,000 in the same period last year. Year-to-date shipments rose 6% to 7,835 floors compared with 7,419 floors in the same period of 2004. Revenue from retail sales in the first nine months of 2005 was $7,095,000, up 20% from the year-earlier period, and primarily reflected the contribution of one new retail location opened during the past year. Financial services revenue in the first nine months of 2005 also increased 20% to $2,236,000 on higher installment loan sales.

         Gross profit for the first nine months of 2005 increased 8%, or $2,177,000, to $28,996,000 from $26,819,000 on higher shipment volume. Gross margin for the first nine months of 2005 declined to 16.6% versus 17.0% in the same period last year, primarily because of the significant rise in raw material costs in late 2004, production inefficiencies associated with the closing of the Company's plant in Fort Worth, and revenue reductions related to product promotions in the first nine months of 2005. During the first nine months of 2005, selling, general and administrative expenses remained largely unchanged at $27,985,000 versus $28,033,000 in the year-earlier period. Selling, general and administrative expenses were 16% of revenue in the first nine months of 2005 versus 18% of revenue in the prior-year period. The closing of the Company's Fort Worth plant in February resulted in impairment charges of $1,021,000 for the first nine months of 2005; there were no impairment charges in the year-earlier period.

         Mike Murphy, Cavalier's Chief Financial Officer, added comments on the Company's financial position. He noted that Cavalier ended the third quarter with cash totaling $14,394,000 versus $17,083,000 at the same time last year. The combined total for accounts receivable and inventory at the end of the third quarter was $41,023,000 versus $35,323,000 at the end of the third quarter of 2004, reflecting primarily a build up in raw material inventory for the Company's FEMA contracts and disruptions to the shipping of finished homes from some plants at quarter's end because of the recent hurricanes.

         The Company has $4,280,000 outstanding under the $10,000,000 real estate portion of its bank credit facility, which matures in 2017. There was no amount outstanding under the revolving line of credit at October 1, 2005. In anticipation of greater working capital needs to support FEMA orders, subsequent to quarter's end, the Company negotiated an increase through June 2006 in the revolving line of credit component of the bank credit facility, increasing the limit to $25,000,000 from $15,000,000. The borrowings available based on underlying collateral were $17,561,000 with the Company's $25,000,000 revolving line of credit. As of October 31, 2005, virtually the entire amount available under the revolving line had been borrowed to support the Company's production backlog. Cavalier's cash position stood at approximately $11,000,000 at the end of October.

         Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

         A public, listen-only simulcast of Cavalier Homes' third quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (November 3, 2005) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com. Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form. A replay of this call will be available shortly after the call using this same link and will continue until December 3, 2005.

         With the exception of historical information, the statements made in this press release, including those containing the words "think" and "believe," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2004, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended July 2, 2005, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

                              Cavalier Homes, Inc.
                             Data Sheet - Unaudited
                    (In thousands, except per share amounts)

                                                        Third Quarter Ended                Nine Months Ended
                                                   -----------------------------    ------------------------------
                                                       Oct. 1,       Sept. 25,          Oct. 1,         Sept. 25,
STATEMENT OF INCOME SUMMARY                             2005           2004              2005             2004
                                                   -------------  --------------    -------------    -------------
Home manufacturing net sales                       $      53,605  $       56,945    $     164,822    $     150,353
Financial services                                           942             647            2,236            1,868
Retail                                                     2,638           2,411            7,095            5,903
                                                   -------------  --------------    -------------    -------------
   Total revenue                                   $      57,185  $       60,003    $     174,153    $     158,124
                                                   =============  ==============    =============    =============

Cost of sales                                             45,852          49,495          145,157          131,305
                                                   -------------  --------------    -------------    -------------

   Gross profit                                           11,333          10,508           28,996           26,819

Selling, general and administrative                        9,796           9,377           27,985           28,033
Impairment and other related charges                          --              --            1,021               --
                                                   -------------  --------------    -------------    -------------
Operating income (loss)                                    1,537           1,131              (10)          (1,214)
                                                   -------------  --------------    -------------    -------------
Other income (expense):
   Interest expense                                         (256)           (260)            (812)            (849)
   Other, net                                                198              59              463              150
                                                   -------------  --------------    -------------    -------------
                                                             (58)           (201)            (349)            (699)
                                                   -------------  --------------    -------------    -------------
Income (loss) before income taxes                          1,479             930             (359)          (1,913)
Income tax provision (benefit)                                11              14              (74)              23
Equity in earnings of equity method investees                117             152              485              523
                                                   -------------  --------------    -------------    -------------
Net income (loss)                                  $       1,585  $        1,068    $         200    $      (1,413)
                                                   =============  ==============    =============    =============

Basic and diluted income (loss) per share          $        0.09  $        0.06     $        0.01    $       (0.08)
                                                   =============  =============     =============    =============

Weighted average shares outstanding:
   Basic                                                  18,112          17,936           18,060           17,846
                                                   =============  ==============    =============    =============
   Diluted                                                18,365          18,187           18,303           17,846
                                                   =============  ==============    =============    =============













                                       Cavalier Homes, Inc.
                               Data Sheet - Unaudited (Continued)
                            (In thousands, except per share amounts)

                                                        Third Quarter Ended                Nine Months Ended
OPERATING DATA SUMMARY                                 Oct. 1,       Sept. 25,         Oct. 1,          Sept. 25,
Manufacturing sales:                                    2005           2004             2005              2004
                                                   -------------  --------------    -------------    -------------
Floor shipments                                            2,321           2,720            7,835            7,419
Home shipments:
     Single section                                          468             580              940              953
     Multi-section                                           921           1,063            3,424            3,214
                                                   -------------  --------------    -------------    -------------
Total shipments                                            1,389           1,643            4,364            4,167
Shipments to company-owned retail locations                  (42)            (39)            (159)            (127)
FEMA shipments                                              (211)           (309)            (211)            (309)
                                                   -------------  --------------    -------------    -------------
Wholesale shipments to independent retailers               1,136           1,295            3,994            3,731
                                                   =============  ==============    =============    =============

Retail sales:
     Single section                                           15              11               46               35
     Multi-section                                            40              43              108              105
                                                   -------------  --------------    -------------    -------------
Total sales                                                   55              54              154              140
                                                   =============  ==============    =============    =============
Cavalier produced homes sold                                  50              49              141              124
                                                   =============  ==============    =============    =============
Used homes sold                                                5               5               13               16
                                                   =============  ==============    =============    =============
Independent exclusive dealer locations                       115             128              115              128
Company-owned stores                                           4               3                4                3
Home manufacturing facilities -- operating                     7               7                7                7
Installment loan purchases                         $      13,204  $        7,636    $      31,978    $      24,802

BALANCE SHEET SUMMARY
Cash and cash equivalents                                                           $      14,394    $      17,083
Accounts receivable, less allowance for losses                                             13,765           16,030
Inventories                                                                                27,258           19,293
Other current assets                                                                       10,685            4,343
                                                                                    -------------    -------------
   Total current assets                                                                    66,102           56,749
                                                                                    -------------    -------------
Property, plant and equipment, net                                                         29,547           34,272
Other assets                                                                               10,835            9,461
                                                                                    -------------    -------------
   Total assets                                                                     $     106,484    $     100,482
                                                                                    =============    =============

Current portion of long-term debt                                                   $       1,484    $       1,744
Note payable                                                                                2,436              945
Other current liabilities                                                                  47,779           44,878
                                                                                    -------------    -------------
   Total current liabilities                                                               51,699           47,567
                                                                                    -------------    -------------
Long-term debt                                                                              7,931           11,719
Other long-term liabilities                                                                   415              693
Stockholders' equity                                                                       46,439           40,503
                                                                                    -------------    -------------
   Total liabilities and stockholders' equity                                       $     106,484    $     100,482
                                                                                    =============    =============

OTHER INFORMATION
Working capital                                                                     $      14,403    $       9,182
Current ratio                                                                            1.3 to 1         1.2 to 1
Ratio of long-term debt to equity                                                        0.2 to 1         0.3 to 1
CIS installment loan portfolio                                                      $      16,017    $       8,871
Number of shares outstanding                                                               18,290           17,972
Stockholders' equity per share                                                      $        2.54    $        2.25